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                                                                      EXHIBIT 99

Media Contacts:       Erin Markey
                      Odwalla, Inc.
                      650-712-5578

                      Betta Stothart
                      Fresh Samantha
                      800-658-4635 ext. 414

Investor Contact:     Jim Steichen                         FOR IMMEDIATE RELEASE
                      Odwalla, Inc.
                      650-712-5517



       ODWALLA ANNOUNCES PURCHASE AGREEMENT AND MERGER WITH FRESH SAMANTHA WEST AND EAST COAST JUICE LEADERS JOIN TO DELIVER NOURISHMENT COAST TO COAST


(Half Moon Bay, Calif. - February 2, 2000) Odwalla, Inc. (NASDAQ: ODWA) today announced a definitive agreement to merge with privately-held Fresh Samantha, Inc., the leading East Coast super-premium, refrigerated juice company with headquarters in Saco, Maine. Under terms of the merger agreement, approximately
3.8 million shares of Odwalla common stock presently worth about $27 million will be exchanged for all outstanding shares of Fresh Samantha. Funds managed by Bain Capital, Inc., currently the controlling shareholders of Fresh Samantha, will roll over their investment position into Odwalla. At the closing of the merger and related transactions, Odwalla will have the support of three major equity sponsors in Bain Capital, Catterton-Simon Partners and Wasserstein Perella's U.S. Equity Partners Fund.

This merger will strengthen Odwalla, Inc.'s overall leadership position in the super-premium, refrigerated juice category by uniting the East Coast's leading brand, Fresh Samantha, with the West Coast's leading brand, Odwalla. The transaction is expected to close in late April and is subject to

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shareholder approval and other customary closing conditions. Odwalla will request that its shareholders approve the transaction at its annual meeting, presently scheduled to be held on April 25, 2000.

The company also announced that Doug Levin, chief executive officer and a founder of Fresh Samantha, would become president of Odwalla, Inc. when the merger becomes effective.

"We are excited about bringing Fresh Samantha together with Odwalla. This combination creates a true national leader in the fast growing super-premium, refrigerated juice category," said Stephen Williamson, Odwalla's chairman and chief executive officer. "Since our respective inceptions, Odwalla and Fresh Samantha's spirits have been aligned in our visions of delivering great-tasting nourishment. Together, these two innovative brands have national leadership of this category."

"Odwalla and Fresh Samantha have both been built by employees with shared values, energy and drive," said Levin. "We will go further in growing the super-premium, refrigerated juice category together than by going at it alone."

Odwalla also will request that its shareholders approve the conversion of shares of Odwalla preferred stock held by Catterton-Simon Partners III, L.P. to common stock during the scheduled April 25, 2000 shareholders meeting. Additionally, Odwalla has entered into letters of intent to sell shares of Odwalla common stock in an amount valued at $5.0 million to U. S. Equity Partners, L.P., a private equity investment fund managed by Wasserstein Perella Group, Inc. and in an amount valued at $1.0 million to Catterton-Simon, which will each be completed around the time of the closing of the merger with Fresh Samantha.


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The statements made in this release concerning Odwalla's and Fresh Samantha's future prospects are "forward-looking statements" under the federal securities laws. Because such statements apply to future events, they are subject to risks and uncertainties that could cause the actual results to differ materially, including without limitation, integration risks related to the proposed transaction; the risk that the contemplated benefits of the proposed transaction will not be realized; the risk that the proposed transaction may not be consummated; and the risk of the impact of competitive products and developments, market conditions, and general economic conditions. Important factors which could cause actual results to differ materially are described in the report on Form 10-Q for the quarter ended November 27, 1999 filed by Odwalla with the Securities and Exchange Commission.

Odwalla, Inc. (NASDAQ: ODWA) is the nation's leading brand of all-natural, super-premium juices and smoothies, serving thousands of accounts coast to coast from its production facility in Dinuba, California. The company also offers dairy-free shakes, natural spring water and food bars. To learn more about Odwalla, please visit www.odwalla.com.

Fresh Samantha of Saco, Maine is a leading supplier of all-natural, super-premium fruit and vegetable juices and soy shakes. Fresh Samantha beverages are available across New England, New York City, Philadelphia, Washington, D.C., North Carolina, New Jersey and Florida and can be found in restaurants, cafes, grocery stores, health food stores and gourmet delis. To learn more about Fresh Samantha, please visit www.freshsamantha.com.